Exhibit 99.(9)

April 29, 2016

National Life Insurance Company

One National Life Drive

Montpelier, Vermont  05604

To Whom It May Concern:

With reference to the Registration Statement on Form N-4 (“Registration Statement”), as amended, filed by National Life Insurance Company and National Variable Annuity Account II with the Securities and Exchange Commission covering individual variable annuity contracts, I have examined such documents and such laws as I considered necessary and appropriate and on the basis of such examination, it is my opinion that:

1.                                      National Life Insurance Company is duly organized and validly existing under the laws the State of Vermont, and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Vermont.

2.                                      National Variable Annuity Account II is a duly authorized and existing separate account established pursuant to the provisions of Title 8, Vermont Statutes Annotated, sections 3855 to 3859.

3.                                      The individual variable annuity contracts, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of National Life Insurance Company.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement.

Sincerely,

/s/ Lisa Muller

Lisa Muller
Senior Counsel

NATIONAL LIFE GROUP® IS A TRADE NAME OF NATIONAL LIFE INSURANCE COMPANY AND ITS AFFILIATES.  EACH COMPANY OF THE NATIONAL LIFE GROUP® IS RESPONSIBLE FOR ITS OWN FINANCIAL CONDITION AND CONTRACTUAL OBLIGATIONS.

NATIONAL LIFE INSURANCE COMPANY • ONE NATIONAL LIFE DRIVE • MONTPELIER, VERMONT  05604